Exhibit 2.7

ASSIGNMENT, ASSUMPTION,

JOINDER AND ADMISSION AGREEMENT

(LGI Investment Fund III, LP to LGI Homes, Inc.)

This Assignment, Assumption, Joinder and Admission Agreement (“Agreement”) is made to be effective as of the 13th day of November, 2013, immediately following the assignment from EDSS Holdings, LP of its interest in LGI Homes Group, LLC to Assignee, as defined below (the “Effective Date”), by and among LGI Investment Fund III, LP, a Texas limited partnership (“Assignor”), LGI Homes, Inc., a Delaware corporation (“Assignee”), LGI Homes Group, LLC, a Texas limited liability company (the “LGI Member”) and LGI Fund III Holdings, LLC, a Texas limited liability company (“Holdings”). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Company Agreement (defined below).

RECITALS

A. Assignor is the Fund III Member (as defined in the Company Agreement) of Holdings, and owns 85% (as adjusted, if applicable, pursuant to Section 5.3 of the Company Agreement) of the Interests of Holdings pursuant to the Limited Liability Company Agreement dated March 11, 2013, as it may be amended from time to time (the “Company Agreement”).

B. Assignor wishes to assign all right, title and interest in all of its Interests in Holdings to Assignee (the “Assigned Interests”) in exchange for 2,161,580 shares of common stock in Assignee (the “Shares”).

C. Assignee desires to accept the Assigned Interests and be admitted to Holdings as the Fund III Member, to assume all of the obligations as the Fund III Member of Holdings under the Company Agreement, join the Company Agreement as the Fund III Member and to be subject to all of the respective terms of the Company Agreement.

D. Pursuant to Section 9.2(b) of the Company Agreement, this Agreement shall constitute a Member Consent approving the admission of Assignee to Holdings.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Assignment. Assignor hereby sells, transfers, conveys and assigns, as of the Effective Date, the Assigned Interests to Assignee in exchange for the Shares.

Assumption. Assignee hereby agrees to (i) issue the Shares to Assignor, and (ii) assume and undertake to perform and discharge all of the obligations accruing from and after the Effective Date that are attributable to the Assigned Interests. Assignor hereby agrees to indemnify and hold Assignee harmless with respect to obligations and liabilities attributable to the Assigned Interests which accrued on or before the Effective Date.

Representations and Warranties.

Assignor represents and warrants to and for the benefit of Assignee that (i) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) this Agreement constitutes the valid and legally binding obligation of Assignor, enforceable in accordance with its terms and conditions; (iii) Assignor’s Assigned Interests represent its entire right, title and interest in Holdings; (iv) the Assigned Interests are conveyed to Assignee free and clear of all liens, claims and encumbrances; (v) Assignor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”); (vi) Assignor is acquiring the Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws; (vii) Assignor understands that the Shares will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Shares will be characterized as “restricted securities” under federal securities laws, that under such laws and applicable regulations the Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom and that the certificates representing the Shares will bear restrictive legends stating the foregoing.

Assignee represents and warrants to and for the benefit of Assignor that (i) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) this Agreement constitutes the valid and legally binding obligation of Assignee, enforceable in accordance with its terms and conditions; and (iii) the Shares are duly authorized, validly issued, fully paid and non-assessable.

Admission of Assignee as the Fund III Member. As of the Effective Date, Holdings and the LGI Member approve Assignee’s admission as the Fund III Member of Holdings, with all of the rights, privileges and obligations accruing to the Fund III Member of Holdings.

Company Agreement. Assignee hereby acknowledges and agrees as follows: (i) it has read and understands the Company Agreement; (ii) its rights and obligations as the Fund III Member of Holdings are subject to all of the terms, conditions and covenants set forth in, and liens, security interests, pledges, options and encumbrances, if any, created by or under, the Company Agreement; and (iii) with respect to the Assigned Interests held by it and any additional Membership Interests hereafter acquired by it, it shall be bound by and promptly and fully perform or cause to be performed, and comply or cause to be complied with, all of the terms, conditions and covenants agreed to be done, kept and performed by the Company Agreement, to the extent such obligations arise or are due to be performed or observed after the Effective Date.

Further Assurance. Each of the parties hereto agrees to execute any documents required to evidence further or to confirm the assignments effected hereby.

Miscellaneous.

All of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, assigns and legal representatives.

This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Electronic signatures shall be accepted as original signatures.

Whenever used in this Agreement, the singular number shall include the plural, and the plural number will include the singular, and pronouns in the masculine, feminine, or neuter gender shall include each other gender.

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Recitals are part of this Agreement and shall be considered in its interpretation.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

If any provision of this Agreement is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be modified to the minimum extent necessary for the Agreement to be enforceable and, if necessary, to equitably adjust the parties’ respective rights and obligations.

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EXECUTED to be effective as of the Effective Date.

ASSIGNOR:

LGI INVESTMENT FUND III, LP

By:	LGI FUND III GP, LLC,
Its General Partner

	By:	/s/ Eric T. Lipar
Eric T. Lipar, Member

ASSIGNEE:

LGI HOMES, INC.,
a Delaware corporation

By:	/s/ Eric T. Lipar
Eric T. Lipar, Chief Executive Officer

LGI MEMBER:

LGI HOMES GROUP, LLC, a Texas limited liability company

By:	/s/ Eric T. Lipar
Eric T. Lipar, Manager

HOLDINGS:

LGI FUND III HOLDINGS, LLC
a Texas limited liability company

By:	LGI Homes Group, LLC,
Its Manager

	By:	/s/ Eric T. Lipar
Eric T. Lipar, Manager

ASSIGNMENT, ASSUMPTION, JOINDER

AND ADMISSION AGREEMENT